UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2017

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 29, 2017, ACREFI GS, LLC (the “Seller”), an indirect wholly-owned subsidiary of Apollo Commercial Real Estate Finance, Inc. (the “Company”), entered into a Master Repurchase and Securities Contract Agreement with Goldman Sachs Bank USA (the “GS Facility”). The GS Facility provides for advances of up to $300.0 million for the sale and repurchase of eligible senior mortgage loans and participation interests in senior mortgage loans secured by real estate, and has a maturity date of November 29, 2019 plus a one-year extension at the option of the Company, subject to certain conditions. Advances under the GS Facility will accrue interest at one-month LIBOR plus a spread, determined on a case-by-case basis for each purchased asset. Margin calls may occur any time at specified margin deficit thresholds. The GS Facility contains provisions regarding events of default that are customary for similar repurchase agreements. The Company has agreed to provide a limited guarantee of the obligations of the Seller under the GS Facility. In connection with the GS Facility, the Company is subject to customary covenants, including financial covenants with respect to minimum consolidated tangible net worth, maximum ratio of total indebtedness to consolidated tangible net worth, and minimum liquidity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Jai Agarwal
	Name:	Jai Agarwal
	Title:	Chief Financial Officer, Treasurer and Secretary

Date: December 1, 2017